Exhibit 77(c)

                Matters Submitted to a Vote of Security Holders

A special meeting of shareholders of the USLICO Asset Allocation, USLICO Bond, USLICO Money Market and USLICO Stock Portfolios was held on July 22, 2003, to approve a Sub-Advisory Agreement between ING Investments LLC and Aeltus Investment Management, Inc. with no change in the Adviser, the portfolio managers or the overall management fee paid by the Portfolio.

                                                   Shares voted
                                                   against or    Total Shares
Portfolio                      Shares voted for    withheld      voted
---------                      ----------------    --------      -----

USLICO Asset Allocation        88,299.176          3,383.260       3,791.564
USLICO Bond                     8,374.172            307.283       8,691.090
USLICO Money Market            51,640.864          2,141.709      55,324.650
USLICO Stock                   91,206.147           7,732.963    102,906.080